FORM 5

[   ] Check this box if no
      longer subject to
      Section 16, Form 4 or
      Form 5 obligations may
      continue. See Instruction 1(b)
[   ] Form 3 Holdings Reported
[ X ] Form 4 Transactions Reported



                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
 1. Name and address of Reporting Person*
 Myrianthopoulos, Evan
--------------------------------------------------------------------------------
     (Last)                          (First)                         (MI)

350 South Main Street, Suite 307
--------------------------------------------------------------------------------
                                    (Street)

Doylestown                           PA                           18901
--------------------------------------------------------------------------------
     (City)                         (State)                       (Zip)


--------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol
Discovery Laboratories, Inc. ("Discovery")
DSCO
--------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     000-00-0000
--------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
 January 1998                          |
--------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [   ]  Director                     [   ]  10% Owner

        [ X ]  Officer                      [   ]  Other (specify below)
                (give title below)

       Vice President of Finance
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Fiscal Year     |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

Reminder: Report on a separte line for each class of securities beneficially owned directly or indirectly. (Print or type Reponses)

Form 5
-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code        |    Securities Acquired
                                 |     Derivative Security   |                         |    (Instr. 8)  |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
Non-Statutory Stock Option(1)    |  $3,938                   | 1/2/98                  | A              |  30,000     |
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | 1/2/98        | 1/1/08       |  Common        |  30,000             |
                                 |               |              |  Stock         |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | 41,675                       |  D                                   |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

(1) Represents a right to buy.

(2) Shares of Common Stock of the Issuer subject to such options vest 25% at the time of the grant with the balance vesting in 36 equal monthly installments upon the Reporting Person's successive completion of service with the Issuer. Unvested shares of Common Stock of the Issuer subject to such options remain subject to the Issuer's right to repurchase such shares at the then effective exercise price per share.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 Evan Myrianthopoulos                                      March 30, 1999
------------------------------------                       -------------------
**Signature of Reporting Person                                   Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



                                                                         page 2